UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 23, 2013

The Manitowoc Company, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-11978	39-0448110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2400 S. 44th Street, Manitowoc, Wisconsin 54221-0066
(Address of principal executive offices including zip code)
 (920) 684-4410
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As announced on April 3, 2013, Michael J. Kachmer resigned as president of the Foodservice segment of The Manitowoc Company, Inc. (the “Company”) and as a senior vice president of the Company. On April 23, 2013, the Company entered into a severance agreement and release (the “Agreement”) with Mr. Kachmer. Pursuant to the Agreement (a) Mr. Kachmer will be paid $485,000 in twenty-six (26) biweekly payments over a one year period, (b) Mr. Kachmer was granted one additional year of vesting on all previously awarded stock options that had yet to vest as of the effective date of Mr. Kachmer’s resignation (the “Termination Date”), (c) the portion of the performance share award granted in 2011 that was subject to the additional requirement that Mr. Kachmer be continuously employed through the end of 2013 is considered earned and will be paid out at December 31, 2013, (d) the exercise period for all vested stock options, including those for which the vesting is accelerated, is twelve (12) months from the Termination Date, (e) all outstanding equity awards other than those outstanding equity awards that have vested as of the Termination Date and those noted in clauses (b) and (c) above, are forfeited, and (f) Mr. Kachmer will continue to receive normal health and welfare plan benefits through April 30, 2013. The Agreement also includes a release and customary covenants restricting Mr. Kachmer from disclosing confidential information, from competing with the Company’s business and from soliciting employees of the Company and its subsidiaries.

A copy of the Agreement is filed as Exhibit 10.16 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.        Description

Exhibit 10.16	Severance Agreement and Release, dated April 23, 2013, by and between The Manitowoc Company, Inc. and Michael J. Kachmer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE MANITOWOC COMPANY, INC.
(Registrant)

DATE: April 26, 2013	/s/ Maurice D. Jones
Maurice D. Jones
Senior Vice President, General Counsel and Secretary

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